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SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of February 28, 2018 but held below that threshold as of August 31,2017 :

Fund                                     Shareholder
----                                     -------------------------------------
GMO Quality Series Fund Class PS         Fidelity RIA
GMO Resources Series Fund Class PS       Great Western Bank dba Douglas and Co
GMO Benchmark-Free Allocation Series     CHARLES SCHWAB & CO INC
Fund Class PS

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period August 31, 2017 through February 28,2018:

Fund                                     Shareholder
----                                     --------------------------------------
GMO Benchmark-Free Alloc Series Fund     National Financial Services LLC for
Class R6                                 the Exclusive Benefit of Our Customers